NLIGHT, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Originally adopted and approved March 27, 2018,
as most recently amended and restated April 3, 2026 (the “Restatement Date”)
nLIGHT, Inc. (the “Company”) believes that the granting of equity and cash compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy, as amended and restated (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2018 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments the Outside Director receives under this Policy.
1.Cash Compensation
Annual Cash Retainer
Effective on and after April 1, 2026, each Outside Director will be paid an annual cash retainer of $60,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
Lead Independent Director, Committee Membership, and Committee Chair Annual Cash Retainer
Effective on and after April 1, 2026, each Outside Director who serves as lead independent director of the Board, chairperson of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual cash retainers as follows:

    Lead Independent Director    $22,500

    Chair of Audit Committee:    $22,500

    Member of Audit Committee
    (excluding Committee Chair):    $10,000

    Chair of Nominating and Corporate
    Governance Committee:     $11,250

    Member of Nominating and Corporate Governance
    Committee (excluding Committee Chair):    $5,000

    Chair of Compensation Committee:    $17,000

    Member of Compensation Committee
    (excluding Committee Chair)    $7,500

    Chair of Information and Technology
    Security Committee:    $17,000

    Member of Information and Technology
    Security Committee (excluding Committee Chair):    $7,500

Payment. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made on the first trading day following the end of such immediately preceding fiscal quarter (each date, a “Payment Date”). For purposes of clarification, an Outside Director who has served as an Outside Director, as lead independent director, or as a member of an applicable committee (or chairperson thereof), as applicable, during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days such Outside Director has served in the relevant capacities. Further, for purposes of clarification, the portions of annual retainers payable for periods prior to April 1, 2026, will be based on the annual retainer amounts then in effect under the Policy. By way of example, the portion of the annual cash retainer payable for service as Chair of the Audit Committee for the first fiscal quarter of 2026 will be based on the annual cash retainer payable for such service as in place under this Policy prior to April 1, 2026, while the portions of such retainer payable for the remaining fiscal quarters of 2026 will be calculated based on the revised payment for such service in effect as of April 1, 2026.
2.Equity Compensation
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    Elections To Receive Restricted Stock Units in Lieu of Cash Retainers
(i)    Retainer Award. Each Outside Director may elect to convert all of his or her cash compensation under Section 1 into an Award of Restricted Stock Units (each, a “Retainer Award”) in accordance with this Section 2 (such election, a “Retainer Award Election”). If a Retainer Award Election is in effect prior to January 1 with respect to cash compensation under Section 1 otherwise payable in any calendar year (the applicable time period for each year, the “Retainer Award Election Deadline”), then on the first trading day after such applicable Retainer Award Election Deadline, such Outside Director automatically will be granted an Award of Restricted Stock Units having a Value equal to the aggregate amount of cash compensation that such Outside Director is eligible to receive under Section 1 for the calendar year for any Retainer Award, rounded down to the nearest whole Share. The Retainer Award will vest on the last date of each fiscal year following the date of grant of the Retainer Award and subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(ii)    Election Mechanics. Each Retainer Award Election must be submitted to the Company’s Corporate Secretary in writing before the Retainer Award Election Deadline to which the Retainer Award Election relates, and subject to any other conditions specified by the Board or Compensation Committee. Once a Retainer Award Election is properly submitted, it will be in effect for the entire calendar year to which it relates and each successive calendar year unless and until, in the case of successive calendar years only, the Outside Director revokes it in accordance with Section 2(a)(iii) below. An Outside Director who fails to make a timely Retainer Award Election will not receive a Retainer Award and instead will receive the cash compensation under Section 1. For the avoidance of doubt, a Retainer Award Election that is not timely and properly submitted will not be effective. Further, and for the avoidance of doubt, any amendments to the Policy that result in changes to the aggregate amount of cash compensation that such Outside Director is eligible to receive under Section 1 for the calendar year shall be payable to the Outside Director in cash pursuant to Section 1.

(iii)    Revocation Mechanics. The revocation of any Retainer Award Election must be submitted to the Company’s Corporate Secretary in writing before the Retainer Award Election Deadline to which the revocation relates, and subject to any other conditions specified by the Board or Compensation Committee. Once the revocation of the Retainer Award Election is properly submitted, it will be in effect for the entire calendar year to which it relates and will remain in effect for each successive calendar year unless and until the Outside Director makes a new Retainer Award Election in accordance with Section 2(a)(ii) above.

(b)    Automatic Outside Director Awards
(i)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Section 2(b) or to determine the number of Shares to be covered by such Awards, except pursuant to Section 9 below.
(ii)    Initial Awards. Subject to Section 11 of the Plan and Section 3 of this Policy, each person who first becomes an Outside Director on or following the Restatement Date automatically will be granted an award of Restricted Stock Units (an “Initial Award”) covering a number of Shares having a Value equal to $160,000 (or a lesser Value determined by the Board in its sole discretion prior to the grant date), which grant will be effective on the first trading date on or following the date on which such person first becomes an Outside Director on or following the Restatement Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that the number of Shares covered by an Initial Award will be rounded down to the nearest whole Share. Each Initial Award will vest 1/3 of the Initial Award on each of the first three anniversaries of the date the Initial Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. For any Outside Director elected to the Board at an Annual Meeting, such Initial Award will be granted in addition to the Annual Award that otherwise would be granted to the Outside Director under Section 2(b)(iii) for that Annual Meeting. For clarity, any Outside Director appointed to the Board between two Annual Meetings will be eligible to receive the Annual Award described in Section 2(b)(iii) for the Annual Meeting immediately following their appointment, subject to any annual compensation limits set forth in this Policy, and subject to the requirements of Section 2(b)(iii).
(iii)    Annual Awards. Subject to Section 11 of the Plan and Section 3 of this Policy, effective as of the first annual meeting of the Company’s stockholders on or following the Restatement Date (the “Annual Meeting”) and for each Annual Meeting thereafter, each Outside Director will be automatically granted an Award of Restricted Stock Units (an “Annual Award”) covering a number of

Shares having a Value of $160,000, rounded down to the nearest whole Share, which grant will be effective on the first trading date on or following the date of the applicable Annual Meeting; provided that, for any Annual Award scheduled to be granted on an Annual Meeting, any Outside Director who is not continuing as a Director following the applicable Annual Meeting will not receive an Annual Award with respect to such Annual Meeting. Each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(iv)    Value. For purposes of this Policy, “Value” means the Fair Market Value of the Shares subject thereto, or such other methodology the Board or Compensation Committee may determine prior to the grant of the full value award becoming effective, as applicable. In all other cases, the Compensation Committee may use an averaging formula for valuing an Award of Restricted Share Units to arrive at a value such as the average of the 30 trading days prior to the grant of the Award or some similar methodology.
3.Annual Compensation Limit
No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation (including any Awards) with an aggregate value greater than $1,500,000 for an Outside Director’s first year of service or $1,000,000 in any subsequent year (with the value of each Award based on its Value for purposes of the limitation under this Section 3). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 3.
4.Travel Expenses
Each Outside Director’s reasonable, customary and properly documented travel expenses to attend Board or committee meetings will be reimbursed by the Company.
5.Board Education
Each Outside Director is also encouraged to participate in continuing educational programs in order to maintain the necessary level of expertise to perform his or her responsibilities. The Company shall pay a pro‐rata share of tuition and expenses associated with attending such programs. The proportion to be shared by the Company shall be based on the number of other public company boards on which the Outside Director serves with an annual limit of $2,000 to be reimbursed.
6.Additional Provisions
All provisions of the Plan and form of award agreement approved for use under the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
7.Adjustments
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the

Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.
8.Section 409A
In no event will cash compensation or, to the extent taxable to the Outside Director, travel reimbursement payments, under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. Each payment, installment and benefit payable under this Policy is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.
9.Revisions
The Board in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash and timing of unearned compensation to be paid on or after the date the Board determines to make any such change or revision. The Board, in its discretion, may at any time change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision. If, on the date of an Award grant under this Policy, an equity incentive plan other than the Plan is the primary equity incentive plan used by the Company, all references to the Plan in this Policy shall, with respect to such Award, be deemed to refer to the Company’s primary equity incentive plan in use at the time of such Award grant, including that references to Section 11 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to the per person limits on the number or value of Shares that an Outside Director may receive under such plan during the period specified therein, and references to Section 14 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to adjustments to the Shares, dissolution or liquidation or the Company, and/or merger or Change in Control (or similar transactions) of the Company. The Board in its discretion may at any time suspend or terminate the Policy.
10.Stockholder Approval
This Policy is subject to approval by the Company’s stockholders to the extent necessary to comply with Applicable Law.